Exhibit 99.1

FOR IMMEDIATE RELEASE Metabolix, Inc. 21 Erie Street Cambridge, MA 02139 (617) 583-1700 www.metabolix.com
Investor Relations Contact: Kathleen Heaney ICR (203) 803-3585 ir@metabolix.com	Media Contact Brian Ruby ICR (203) 682-8200 Brian.ruby@icrinc.com

Metabolix Reports Fourth Quarter 2007 Financial Results

and Provides Business Update

Cambridge, Massachusetts, March 11, 2008. Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing clean, sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months ended December 31, 2007.

The Company reported a net loss of $7.2 million or $0.33 per share for the fourth quarter of 2007 as compared to a net loss of $7.4 million or $0.59 per share for the fourth quarter of 2006.  The weighted average shares outstanding used in the calculation of earnings per share was 22.5 million for the fourth quarter 2007 as compared to 12.7 million for the fourth quarter 2006. The increase in the number of shares primarily reflects the shares issued in the Company’s November 2006 initial public offering and the conversion of its convertible preferred stock and the exercise of certain options and warrants.

The Company’s net cash used for operating activities during the fourth quarter in 2007 was $3.7 million, which compares to net cash used of $0.8 million for the comparable quarter in 2006.  Both quarters reflected payments from Archer Daniels Midland (ADM).  Cash and short-term investments at December 31, 2007 totaled $109 million.

Jay Kouba, Chairman, and Chief Executive Officer, commented, “We made significant progress over the past year, both in moving the Company closer to commercial production of Mirel™ and developing additional platforms for growth.  We now have three crops in which we are applying our patented technologies to co-produce bioplastic and energy.  We also have an early-stage C4 chemicals initiative underway.”  Dr. Kouba added, “The foregoing attest to the breadth and strength of our technology and intellectual property.”

OPERATING HIGHLIGHTS

Construction of Commercial Manufacturing Facility

Construction of the commercial manufacturing facility at Clinton, Iowa is progressing.  The timing of product availability from the Clinton facility has been projected to be December 2008. However, much of the current construction work at Clinton has been impacted by this year’s harsh Midwest winter. ADM is in the process of re-evaluating construction timing for the Clinton project.

Oilseed Crops for Bioplastic and Biofuel

In February 2008, the Company announced that it initiated a program to develop advanced industrial oilseed crop to produce bioplastics.  As part of this initiative the Company has established a research collaboration with noted oilseed experts at the Donald Danforth Plant Science Center in St. Louis.  Oilseeds are an attractive target because they offer multiple sources of value in a single crop and the commercial infrastructure for non-food applications of oils in biodiesel and oleochemicals is well developed.  Industrial oilseed represents the third crop system to which Metabolix is applying its patented technology, in addition to switchgrass and sugarcane.

FOURTH QUARTER 2007 FINANCIAL OVERVIEW

Metabolix used $3.7 million of cash in operating activities for the fourth quarter 2007, which compares to net cash used of $0.8 million for the comparable quarter in 2006.  Metabolix currently manages its finances with an emphasis on cash flow.  Net cash used in operating activities increased as the Company expanded its activities in sales and marketing, pre-commercial manufacturing, product development, branding and research.  The Company expects its net cash used in operating activities to increase in the future quarters as it expands its operations in advance of the full commercialization of Mirel.

The Company received $2.7 million in payments from ADM during the fourth quarter of 2007, of which $1.6 million was a scheduled support payment and the balance was for reimbursements of pre-commercial manufacturing expense.  Payments from ADM are recorded as deferred revenue on the Company’s balance sheet.  The Company also received a $0.5 million license payment from a new licensing arrangement during the fourth quarter of 2007.  In addition, the Company recorded approximately $0.3 million in revenue primarily from grants and other license and royalty fees in the fourth quarter 2007.

For the three months ended December 31, 2007, total operating expenses were $9.5 million as compared to $8.8 million for the comparable period in 2006.

Research and development expenses were $5.4 million for the quarter ended December 31, 2007, up from $3.7 million for the comparable period in 2006.  This increase was primarily the result of increasing research and development expenses for product development and pre-commercial manufacturing of Mirel plastics as well as increases in personnel for the microbial fermentation and plant research programs.

Selling, general and administrative (“SG&A”) expenses were $4.1 million for the three months ended December 31, 2007 as compared to $5.0 million for the three months ended December 31, 2006. The decrease in SG&A expenses was primarily due to the recognition of stock-based compensation expenses of $2.2 million in the fourth quarter of 2006, as compared to $1.2 million for the comparable period during 2007.

Conference Call Info

Metabolix will host a conference call on Tuesday, March 11, 2008 at 4:30 p.m. Eastern Time to discuss these results.  Jay Kouba, Ph.D., the Company’s Chairman and Chief Executive Officer will be hosting the call.  The dial in number is 1-800-818-7543 or
1-913-312-0976 (international).  The conference call will be webcast and can be accessed from the Company’s website at www.metabolix.com in the Investor Relations section.  For those who are unable to listen to the webcast live, a telephone replay will be available for one week beginning at 7:30 p.m. (Eastern Time) on March 11, 2008, and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international callers) and entering pin number 4377791.  In addition, the webcast will be archived on the Company’s website in the Investor Relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™ bioplastics, a sustainable and biodegradable alternative to petroleum-based plastics. Mirel is suitable for injection molding, cast and blown film, sheet, extrusion coating, and thermoforming. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy from crops such as switchgrass, oilseeds and sugarcane.

Metabolix and Archer Daniels Midland Company (ADM) are commercializing Mirel through a joint venture called Telles. The first commercial scale Mirel production plant is being constructed adjacent to ADM’s wet corn mill in Clinton, Iowa. The plant is designed to produce up to 110 million pounds of Mirel annually.  Mirel will reduce reliance on petroleum and decrease environmental impacts relative to conventional petroleum-based plastics.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding completion of construction on the commercial manufacturing facility, actual manufacturing capacity of the commercial manufacturing facility, timing of commencement of commercial production of Mirel™ bioplastics, commercial viability of Mirel, future financial performance and position, and management’s strategy, plans and objectives for future operations, product development, and research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with:  the Company’s dependence on ADM for construction of the commercial manufacturing facility, ADM’s ability to complete construction of that facility on time and on budget, the ability of Metabolix and ADM to successfully manufacture Mirel at commercial scale and in a timely and economic manner, the Company’s ability to develop and successfully commercialize Mirel, its ability to obtain required regulatory approvals, market acceptance of Metabolix products, the Company’s ability to compete with petrochemical-based plastics, chemicals and energy and with other biobased products, its ability to generate future revenues, the success of its research and development programs, and other risks detailed in Metabolix’s filings with the Securities and Exchange Commission, including form 10-K for the year ended December 31, 2006, and form 10-K for the year ended December 31, 2007, which is expected to be filed on or about March 13, 2008.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(in thousands, except share and per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenue:
Research and development revenue.	$74	$—	$147	$2,505
License fee and royalty revenue fromrelated and unrelated parties	525	30	657	257
Grant revenue	288	327	879	1,828
Total revenue	887	357	1,683	4,590
Operating expenses:
Research and development expenses, including cost of revenue	5,372	3,723	19,901	11,235
Selling, general, and administrative expenses	4,133	5,033	15,598	10,879
Total operating expenses	9,505	8,756	35,499	22,114

Loss from operations	(8,618)	(8,399)	(33,816)	(17,524)

Other income:
Interest income, net	1,395	902	5,941	1,462

Net loss	$(7,223)	$(7,497)	$(27,875)	$(16,062)

Net loss per share:
Basic and Diluted	$(0.33)	$(0.59)	$(1.27)	$(2.96)

Number of shares used in per share calculations
Basic and Diluted	22,499,241	12,665,760	21,997,397	5,432,586

METABOLIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(in thousands)

	December 31,
	2007	2006
Assets

Cash and cash equivalents and short-term investments	$109,326	$122,080
Other current assets.	2,220	1,320
Property and equipment, net	6,890	3,673
Restricted cash.	498	498
Other assets	70	25
Total assets	$119,004	$127,596

Liabilities and Stockholders’ Equity

Accounts payable and accrued liabilities.	$4,494	$2,995
Other current liabilities	165	226
Other long term liabilities	963	1,120
Long-term deferred revenue	24,180	13,667
Total liabilities.	29,802	18,008
Total stockholders’ equity	89,202	109,588
Total liabilities and stockholders’ equity.	$119,004	$127,596

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(in thousands)

	2007	2006
Cash flows from operating activities
Net loss	$(27,875)	$(16,062)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	1,451	964
Charge for 401(k) company stock match	276	—
Stock-based compensation	4,559	3,505
Deferred revenue.	9,869	7,596
Loss on investment in related party	—	—
Other operating assets and liabilities	820	394
Net cash used in operating activities	(10,900)	(3,603)

Cash flows from investing activities
Purchase of property and equipment	(4,662)	(1,544)
Net purchase, sale and maturity of short term investments	10,466	(95,532)
Net cash provided by (used in) investing activities	5,804	(97,076)

Cash flows from financing activities
Principal payments for capitalized lease obligations	—	(63)
Proceeds from issuance of redeemable convertible
preferred stock, net of issuance costs	—	16,819
Payments on convertible promissory note	—	—
Advances from Investors	—	—
Proceeds from exercise of options and warrants.	2,600	407
Proceeds from initial public offering net of issuance costs and refund of fractional shares due to reverse stock split	—	106,863
Net cash provided by financing activities.	2,600	124,026

Net increase (decrease) in cash and cash equivalents.	(2,496)	23,347
Cash and cash equivalents at beginning of period	25,182	1,835
Cash and cash equivalents at end of period	$22,686	$25,182

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